                                                                    EXHIBIT 23.8

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus Supplement constituting part of this Amendment No. 2 to Registration Statement No. 33-61523 on Form S-3 of Time Warner Inc. of our report dated February 15, 1995, which appears on page 53 of Turner Broadcasting System, Inc.'s 1994 Annual Report to Shareholders, which is incorporated by reference in Turner Broadcasting System, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994 and which report has been incorporated by reference in the Current Report on Form 8-K of Time Warner Inc. dated September 22, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Atlanta, Georgia
November 6, 1995